Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 4

Exhibit 99.1

Intelligroup Q3 Operating Income Rose 83% on 8% Revenue Increase and
Reports Q3 EPS of $0.06, Net of Foreign Currency Adjustments

- Authorizes $5 Million Share Repurchase Program -

- Hosts Conference Call & Webcast Today at 10:00 a.m. EDT -

Princeton, NJ, October 29, 2008 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on enterprise resource planning (ERP) and extended ERP solutions, today announced operating results for its third quarter and nine months ended September 30, 2008 as well as the authorization by the Company’s Board of Directors for the repurchase of up to $5 million of the Company’s common stock to be funded using the Company's working capital.

Highlights:

o	Q3 ’08 revenue increased 8.4% compared to Q3 ’07 and 2.7% compared to Q2 '08.

o	Q3 ’08 gross margin improved 215 basis points to 31.3% compared to Q3 ’07 but declined 120 basis points compared to Q2 '08, reflecting the impact of an annual salary increase implemented in July 2008.

o	Q3 ’08 operating margin improved 383 basis points to 9.4% over Q3 ’07 and increased 287 basis points compared to Q2 '08.

o	Q3 ’08 EPS were $0.06 compared to $0.06 in Q3 ’07 and $0.03 in Q2 ’08. The earnings are inclusive of a $0.7 million net foreign exchange loss in Q3 ’08 compared with a $0.8 million net foreign exchange gain in Q3 ’07 and a $1.4 million net foreign exchange loss in Q2 ’08. Foreign exchange impacts are reflected in other income/expense.

o	Resource utilization improved 150 basis points to 71.5% in Q3 ’08 vs. Q3 ’07 and declined 120 basis points compared to Q2 ’08.

o	Intelligroup added 35 new customers globally in Q3 ’08 and 106 new customers in the first nine months of 2008.

o	Announces authorization of $5 million share repurchase program.

Revenues for Q3 '08 increased 8.4% to $41.2 million, compared to $38.0 million in Q3 '07, and increased 2.7% compared to Q2 ’08 as the Company won additional projects across various verticals, including High-Tech and Consumer Services. The Company's average onsite bill rates increased by 6% in Q3 ’08 as compared to Q3 ’07 and increased by 2% as compared to Q2 ’08 levels. The Company's average offshore rates increased by 5% in Q3 ’08 as compared to Q3 ’07 and increased by 4% as compared to Q2 ’08.

Q3 ’08 gross profit increased to $12.9 million - a gross margin of 31.3% - compared to Q3 ’07 gross profit of $11.1 million - a gross margin of 29.1% - and declined slightly compared to Q2 ’08 gross profit of $13.0 million - a gross margin of 32.5%. The slight decline in gross profit on a quarterly sequential basis was principally due to annual salary increases implemented in July 2008.

Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 5

As a result of having largely built out the necessary levels of corporate overhead to support its business over prior quarters, Intelligroup was able to reduce selling, general and administrative expenses as a percentage of revenue in Q3 ’08, driving operating margin increases on a year-over-year and quarterly sequential basis. Q3 ’08 operating margin increased to 9.4% compared to 5.5% in Q3 ’07 and 6.5% in Q2 ’08. SG&A for Q3 ’08 was $8.8 million, or 21.3% of revenue, compared with $8.4 million, or 22.1% of revenue in Q3 ’07 and $9.7 million, or 24.1% of revenue in Q2 ’08.

Offsetting its operating income gains, Intelligroup recorded a net foreign exchange loss of $0.7 million in Q3 ’08 reflecting the impact from the Company’s hedging strategy due to the on-going decline of the value of the Rupee versus the U.S. dollar in Q3 ’08. While hedging remains an important long-term risk management practice and an integral component of onshore/offshore businesses, increasing fluctuations in foreign exchange markets may result in volatility in quarterly operating results.

Notwithstanding the impact of a foreign exchange loss versus a foreign exchange gain in the year-ago period, Q3 ’08 net income was $2.7 million, or $0.06 per diluted share, compared with Q3 ’07 net income of $2.6 million, or $0.06 per diluted share, and increased over Q2 ’08 net income of $1.1 million, or $0.03 per share.

Intelligroup President and Chief Executive Officer, Vikram Gulati, commented, "Our third-quarter performance demonstrates the value of our ERP focus and the ability of our team to execute even during challenging economic conditions. We enjoy a significant base of recurring revenue, continue to succeed in new business engagements and continue to strengthen our financial foundation through the generation of free cash flow while prudently investing in growth opportunities. We have continued confidence in our business given the role ERP plays in improving top- and bottom-line operational performance within the enterprises we target. Reflecting the current economic environment we remain even more focused on closely managing our business - through careful planning, on-going operational discipline and superior customer service and project execution.”

Share Repurchase
Pursuant to the new $5 million share repurchase authorization, Intelligroup may purchase shares from time to time in the open market or through privately negotiated transactions. The program will expire on the earlier of (i) the 18 month anniversary of the approval of the plan, (ii) a determination by the Board of Directors to discontinue the program or (iii) the repurchase of the maximum number of shares under the plan. The Company is not obligated to repurchase shares under the authorization, and the timing, actual number and value of shares purchased will depend on many factors, including the Company’s cash flow and the liquidity and price performance of its shares. Intelligroup is unable to effect any share repurchases until its next trading window which commences three trading days after today’s report of third quarter results.

The Company intends to also adopt a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 to facilitate repurchases under the repurchase program at a time when it would ordinarily not be in the market due to its internal trading policy.

Commenting on the share repurchase authorization, Alok Bajpai, CFO of Intelligroup, said, "The current disruption in the equity capital markets provides an attractive environment for opportunistic, accretive purchases of our common stock. Share repurchases represent just one of the ways to utilize our surplus cash to create value for shareholders. Accordingly we continue to identify and review other opportunities to invest in the growth of our business.”

Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 6

Conference Call
Intelligroup will host a conference call today at 10:00 a.m. EDT today to discuss its Q3 results. The dial-in numbers are 800-769-0959 or 212-231-2911. A replay will be available for three days by dialing 800-633-8284 or 402-977-9140, pass-code: 21396899. A live webcast/replay is available via www.intelligroup.com/ig_events_webcasts.html or www.earnings.com.

About Intelligroup, Inc.
Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2007 global annual Pinnacle Award from SAP, was the finalist in Oracle 2007 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients. Intelligroup clients include Varian Medical, Reckitt Benckiser, Royal Greenland, SAP, GE, Magellan, Hershey’s, Eastman Chemical and Hitachi. For more information please visit www.intelligroup.com.

Safe Harbor for Forwarding-looking Statements:
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including future financial performance and the effect of share repurchase by the company. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2007. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners

INVESTOR CONTACTS:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
(212) 835-8500
itig@jcir.com

Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 7

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands OF U.S. dollars except per share data)

	THREE MONTHS ENDED SEP 30,		NINE MONTHS ENDED SEP 30,
	2008	2007	2008	2007
Revenue	$41,207	$38,010	$119,797	$106,745
Cost of revenue	28,326	26,945	82,453	78,817
Gross profit	12,881	11,064	37,344	27,928

Selling, general and administrative expenses	8,798	8,397	27,466	26,087
Depreciation and amortization	222	560	1,685	1,799
Total operating expenses	9,020	8,957	29,151	27,886
Operating Income	3,861	2,107	8,193	42

Interest income (expense), net	12	(142)	(168)	(516)
Other income (expense), net	(720)	817	(1,236)	756

Income / (Loss) before income taxes	3,153	2,782	6,788	282
Provision for income taxes	456	182	1,094	631
Net Income / (Loss)	$2,696	$2,600	$5,694	$(349)

Basic net income / ( loss) per share	$0.06	$0.06	$0.14	$(0.01)
Diluted net income / ( loss) per share	$0.06	$0.06	$0.13	$(0.01)

Weighted average no. of common shares
outstanding - Basic	42,160	42,078	42,160	41,988
- Diluted	42,580	42,181	42,439	41,988

Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 8

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(in thousands except par value)

	30-Sep-2008	31-Dec-2007
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,737	$8,419
Accounts receivable, less allowance for doubtful accounts of $1,612
and $1,240 at September 30, 2008 and December 31, 2007, respectively	22,320	24,493
Unbilled services, less allowance for doubtful accounts of $911
at September 30, 2008 and December 31, 2007	16,126	11,393
Deferred tax asset, current portion	1,841	589
Prepaid expenses	701	1,567
Other current assets	1,043	1,965
Total current assets	50,768	48,426

Property and equipment, net	4,315	6,470
Goodwill and Intangibles	2,512	3,034
Restricted Cash	3,983	4,848
Deferred taxes and other assets	2,779	2,684
Total assets	$64,357	$65,462
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$2,852	$6,566
Accounts payable	4,397	3,542
Accrued payroll and related taxes	11,759	11,645
Accrued expenses and other current liabilities	5,844	4,878
Current portion of deferred revenue	1,287	3,345
Tax payable	1,287	-
Current portion of obligations under capital leases	226	457
Total current liabilities	27,652	30,433

Obligations under capital leases, net of current portion	253	375
Deferred revenue, net of current portion	524	691
Other long-term liabilities	1,200	579

Total liabilities	29,629	32,078

Commitments and contingencies

Shareholders' Equity
Preferred stock, $.01 par value, 5,000 shares authorized, none
issued or outstanding	-	-
Common stock, $.01 par value, 50,000 shares authorized
and 42,172 shares issued and outstanding at September 30, 2008
and 42,160 shares issued and outstanding at December 31, 2007	421	421
Additional paid-in capital	71,927	71,119
Accumulated deficit	(35,095)	(40,789)
Accumulated other comprehensive income	(2,525)	2,633
Total shareholders' equity	34,728	33,384
Total liabilities and shareholders' equity	$64,357	$65,462

Intelligroup, Inc. Q3 2008 Results, 10/29/08	page 9

INTELLIGROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(USD in thousands)

	September 30,
	2008	2007
Cash flows from operating activities:
Net Income	5,694	(349)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	1,917	2,045
Provision for doubtful accounts and advances	664	70
Stock compensation expense	792	859
Exchange (gain) loss	(3,415)	1,143
Deferred taxes	(1,732)	(116)
Changes in operating assets and liabilities:
Accounts receivable	900	(971)
Unbilled services	(4,931)	(1,638)
Prepaid expenses and other current assets	480	(404)
Other assets	(232)	386
Restricted Cash	62	(503)
Accounts payable	1,282	287
Accrued payroll and related taxes	615	190
Accrued expenses and other current liabilities	1,246	52
Deferred revenue and advanced payments	(2,004)	(354)
Income taxes payable	2,368	(243)
Other long-term liabilities	800	598
Net cash provided by (used in) operating activities	4,507	1,050

Cash flows from investing activities:
Purchase of property and equipment	(702)	(2,308)
Proceeds from sale of equipment	824	36
Purchases of investments	-	(6,290)
Proceeds from sale of Investments	-	7,136
Acquisition of businesses	-	(3,013)
Net cash provided by (used in) investing activities	121	(4,439)

Cash flows from financing activities:
Principal payments under capital leases	(533)	(575)
Proceeds from exercise of stock options	15	240
Net change in line of credit borrowings	(3,441)	(964)
Net cash provided by (used in )financing activities	(3,959)	(1,300)

Effect of foreign currency exchange rate changes on cash	(351)	324

Net increase (decrease) in cash and cash equivalents	318	(4,365)
Cash and cash equivalents - beginning of year	8,419	12,277
Cash and cash equivalents - end of year	8,737	7,912